EXHIBIT 10.5

USBC, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of the 6th day of August, 2025, is made by and between USBC, Inc., a Nevada corporation (the “Company”), and Kirk Chapman (“Executive”). The Company and Executive are together referred to herein as the “Parties” or individually referred to as a “Party”.

WHEREAS, the Company desires to retain Executive as its Chief Operating Officer and Executive desires to accept such position, effective upon the date of the consummation of the transactions described in that certain Securities Purchase Agreement dated as of June 5, 2025, by and among the Company and Goldeneye 1995 LLC, a Nevada limited liability company (the “Transaction Date”);

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Employment.

(a) Term. Effective on the Transaction Date, the Company shall employ Executive pursuant to the terms of this Agreement, and Executive shall remain in the employ of the Company until terminated by either Party pursuant to Section 3 of this Agreement, for the period and in the position(s) set forth in this Section 1, and subject to the other terms and conditions herein. The period during which Executive is employed by the Company hereunder is hereinafter referred to as the “Term.”

(b) Positions. During the Term, Executive shall serve as Chief Operating Officer of the Company and have such duties and responsibilities as are customary for such position and as the Company shall reasonably require. At the Company’s request, Executive shall during the Term serve the Company and its subsidiaries in such other capacities in addition to the foregoing as the Company shall designate. In the event that Executive serves in any one or more of such additional capacities, Executive’s compensation shall not be increased on account of such additional services.

(c) Duties. During the Term, Executive shall devote sufficient working time, attention and efforts to the business and affairs of the Company except during any paid vacation or other excused absence periods. Executive shall not engage in outside business activities (including serving on outside boards or committees) during the Term without the prior written consent of the Board of Directors of the Company (the “Board”) (which the Board may grant or withhold); provided that Executive shall be permitted to: (i) manage Executive’s personal, financial, and legal affairs; and (ii) act or serve as a director, trustee, committee member, or principal of any type of civic or charitable organization, in each case, subject to compliance with this Agreement and the Company policies, as in effect from time to time, and provided that such activities do not conflict with or materially interfere with, individually or in the aggregate, Executive’s performance of Executive’s duties and responsibilities hereunder. Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive.

(d) Location. The Executive may work from Executive’s residence or such other location as is reasonably acceptable to the Company. From time to time Executive may be required to travel in the proper conduct of Executive’s duties and responsibilities under this Agreement and Executive agrees to do so.

2. Compensation and Related Matters.

(a) Annual Base Salary. During the Term, Executive shall receive a base salary at the rate of $320,000 per annum, subject to customary withholdings and authorized deductions, which shall be paid in accordance with the customary payroll practices of the Company. Such annual base salary shall be reviewed from time to time by the Board and/or the Compensation Committee thereof (the “Committee”) (such annual base salary, as it may be adjusted from time to time, the “Annual Base Salary”).

(b) Bonus. Executive may be entitled to bonuses from time to time as determined by the Board or the Committee in their sole discretion (the “Bonus”). Bonuses, if any, will be paid as soon as practicable after they have been determined, but not later than thirty (30) days after they are determined, provided that Executive is still employed by the Company at the time of payment.

(c) Equity Awards. Executive may be eligible for grants of equity awards (the “Equity Awards”), subject to approval by the Board and/or Committee, and such vesting and other terms and conditions of the Company equity plan under which the applicable Equity Awards are granted and an award agreement to be provided by the Company and entered into with Executive with respect to each Equity Award.

(d) Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements as the Company may from time to time offer, consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan or benefit and the Company reserves the right to change, alter, or terminate any benefit plan or benefit at any time (including, without limitation, contribution levels).

(e) Paid Time Off. During the Term, Executive shall be entitled to paid time off in accordance with the Company policies, as in effect from time to time.

(f) Business Expenses. During the Term, the Company shall reimburse Executive for reasonable and necessary out-of-pocket business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement policy, as in effect from time to time.

3. At-Will Employment.

The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will.” This means that such employment is not for any specified period of time and can be terminated by Executive or by the Company at any time, with or without advance notice, for any or no particular reason or cause. It also means that Executive’s job duties, title, and responsibility and reporting level, work schedule, compensation, and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time as determined by the Company (subject to any ramification such changes may have under Section 4 below, or any other governing documents of the Company or its subsidiaries or Affiliates). This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a representative of the Company duly authorized by the Board. If Executive's employment terminates for any lawful reason, Executive shall not be entitled to any payments, benefits, damages, awards, or other compensation other than as provided in Section 4 of this Agreement.

4. Obligations upon a Termination of Employment; Severance.

(a) Executive’s Obligations upon Termination.

(i) Cooperation. At any time following termination of employment for any reason, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during or in connection with Executive’s employment hereunder; provided that the Company shall reimburse Executive for Executive’s reasonable, pre-approved out of pocket costs and expenses.

(ii) Return of Company Property. Executive hereby acknowledges and agrees that all Company Property and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and with respect to physical property shall be promptly returned to the Company upon termination of Executive’s employment and at such other time(s) as may be determined by the Company (and will not be kept in Executive’s possession or delivered to anyone else), and with respect to digital property shall be permanently deleted. Executive further acknowledges and agrees the Executive shall provide all Company access codes, passcodes, and administrator rights to the Company at any time during or after Executive’s employment on demand. For purposes of this Agreement, “Company Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, computer hardware and software, laptop computers, tablets, docking stations, cellular and portable telephone equipment, and all other proprietary information relating to the business of the Company or its subsidiaries or Affiliates. Following termination of employment, except as may be required by applicable law Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or Affiliates.

(b) Company Obligations upon Termination for any reason. Upon termination of Executive’s employment for any reason, Executive (or Executive’s estate, as applicable) shall be entitled to receive: (i) Executive’s Annual Base Salary earned through the date of termination, but not yet paid to Executive; (ii) any expenses owed to Executive pursuant to Section 2(f) above; and (iii) any amounts owed to Executive with respect any vested employee benefit plans, programs, arrangements or policies of the Company or any subsidiary or Affiliate, in each case, which amounts shall be payable in accordance with the terms and conditions of such plans, programs, arrangements, policies or other agreements (collectively, the “Accrued Obligations”). Except as otherwise expressly required by law or as specifically provided herein, all of Executive’s rights to salary, severance benefits, bonuses and other compensatory amounts or benefits hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.

(c) Involuntary Termination without Cause or Resignation with Good Reason prior to a Change in Control. If Executive’s employment is terminated by the Company without Cause or Executive resigns from employment with the Company with Good Reason, in each case prior to a Change in Control (as defined in Section 6(d) below), then, subject to Executive’s execution and delivery to the Company and non-revocation (if applicable) of a waiver and release of claims in a form satisfactory to the Company (the “Release”) that becomes effective and irrevocable within sixty (60) days of the Date of Termination (or such earlier period as requested by the Company at the time of termination of employment) and Executive’s continued compliance with the terms and conditions of this Agreement (including, without limitation, Section 5 below) and the Release, Executive shall receive, in addition to the payments and benefits set forth in Section 4(b) above, the following:

(i) cash severance equal to twelve (12) months of Executive’s then-existing Annual Base Salary, payable in accordance with the Company’s normal payroll practices, less applicable withholdings and deductions over the twelve (12) month period following the Date of Termination (such period, the “Severance Period”), commencing with the pay period following the date that the Release becomes effective; provided, however, that if the period for review and revocation of the Release spans two taxable years, such payments shall commence on the later of (i) the first pay period ending in the second of such taxable years or (ii) the first pay period after the Release becomes effective; and provided further that the first installment shall include any payments that would have been made had such payments commenced with the pay period ending immediately following the Date of Termination;

(ii) an amount equal to any earned annual Bonus for the fiscal year of the Company preceding the Date of Termination, payable in a lump sum within ten (10) days following the later of (i) the effectiveness of the Release, and (ii) the date that bonuses for such year are paid to other Executives of the Company; and

(iii) if Executive timely and properly elects health continuation coverage under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall promptly reimburse Executive on a monthly basis for the difference between the monthly COBRA premium paid by Executive for Executive and Executive’s dependents and the monthly premium amount paid for such coverage by similarly situated active executives. Executive shall be eligible to receive such reimbursement until the earliest of: (x) the twelve (12) month anniversary of Executive’s Date of Termination; (y) the date Executive is no longer eligible to receive COBRA continuation coverage; and (z) the date on which Executive obtains substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s payments under this Section 4(c)(iii) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the Company may provide such coverage in a manner as is necessary to comply with the ACA.

(d) Involuntary Termination Without Cause or Resignation with Good Reason on or following a Change in Control. If Executive’s employment is terminated by the Company without Cause or Executive resigns from employment with the Company with Good Reason, in each case on or within twenty-four (24) months following a Change in Control (as defined in Section 6(d) below), then, subject to Executive’s execution and delivery to the Company and non-revocation (if applicable) of a Release that becomes effective and irrevocable within sixty (60) days of the Date of Termination (or such earlier period as requested by the Company at the time of termination of employment) and Executive’s continued compliance with the terms and conditions of this Agreement (including, without limitation, Section 5 below) and the Release, Executive shall receive, in addition to the payments and benefits set forth in Section 4(b) above, the following:

(i) a lump sum cash severance payment in an amount equal to 1.5 times the sum of (x) Executive’s Annual Base Salary, and (y) Executive’s annual bonus for the most recent fiscal year of the Company (or target annual bonus for such year if greater), which sum shall be paid in the pay period following the date that the Release becomes effective; provided, however, that if the period for review and revocation of the Release spans two taxable years, such payment shall be made on the later of (i) the first pay period ending in the second of such taxable years or (ii) the first pay period after the Release becomes effective;

(ii) an amount equal to any earned annual Bonus for the fiscal year of the Company preceding the Date of Termination, payable in a lump sum within ten (10) days following the later of (i) the effectiveness of the Release, and (ii) the date that bonuses for such year are paid to other Executives of the Company; and

(iii) the Company shall provide Executive with continued healthcare coverage in accordance with Section 4(c)(iii) hereof except that “eighteen (18)” shall replace “twelve (12)” therein.

(e) No Other Severance. The severance payments and benefits provided to Executive pursuant to Section 4(c) or 4(d) hereof are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program, and Executive acknowledges and agrees that Executive shall have no rights or entitlements to any benefits or payments under any such plan, policy or program.

(f) Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 9 of this Agreement will survive the termination of Executive’s employment and the termination of the Term for any reason.

5. Restrictive Covenants.

(a) Confidentiality. Executive agrees, during Executive’s employment with the Company and at all times thereafter, not to, directly or indirectly, use (for Executive’s own benefit or another Person) or disclose any Confidential Information, for so long as it shall remain proprietary or protectable as confidential or trade secret information, except as may be necessary for the performance of Executive’s Company duties or as expressly authorized in writing by the Company.

(i) For purposes of this Agreement, “Confidential Information” means confidential non-public or proprietary information or trade secrets disclosed to or learned by Executive as a consequence of Executive’s employment or service with the Company, including without limitation any third-party information that the Company treats as confidential, and any information learned by Executive as a result of Executive’s employment or service with the Company. Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature: the set-up of the Company’s production techniques, designs, concepts, drawings, ideas, intellectual property, inventions, specifications, models, research, study results, formulas, development, processes, procedures, trade secrets, know-how, new product or new technology information, designs, product designs, customer names and other information related to customers, employee information, pricing policies, financial information, business plans, computer programs (whether in source code or object code), strategies, methods, systems, inventions, production method and sources, marketing and sales information, information received from others that the Company is obligated to treat as confidential or proprietary, (ii) statements (financial or otherwise), organizational and governing documents, software programs, applications and data bases, lists of (and agreements, contracts, terms, arrangements and negotiations with) existing or potential counterparties (including, without limitation, lenders, investors, customers, lessors, landlords, employees, sales representatives, independent or other contractors and other commercial partners and service providers), analyses, reports, studies and research (industry, market, product or otherwise), forecasts, projections, pipelines, budgets, memoranda, compilations, and (iii) and any other technical, scientific, medical, operating, financial and other business information that has commercial value, relating to the Company, its business, potential business, operations or finances, or the business of the Company’s customers, of which Executive may have acquired or developed knowledge or of which Executive may in the future acquire or develop knowledge of during Executive’s work for the Company, or from Executive’s colleagues while working for the Company.

(ii) Confidential Information shall not include information that (a) is now or later becomes publicly available or generally known to the industry (other than as a result of a breach of this Agreement), (b) is independently developed by Executive outside the scope of Executive’s employment and without reference to any Confidential Information; (c) is lawfully obtained from a third party outside the scope of Executive’s employment without restriction on use or disclosure or (d) information that is otherwise required to be and has been disclosed under applicable laws, regulations or judicial or regulatory process, or upon the request of a regulatory authority. Executive agrees that Executive will maintain at Executive’s workstation or other places under Executive’s control only such Confidential Information that Executive has a current need to know for Company business purposes, and that Executive will return to the Company or otherwise properly dispose of all Confidential Information once Executive’s need to know no longer exists. Executive agrees that Executive will not make copies (electronic or otherwise) of information unless Executive has a need for such copies in connection with Executive’s work at the Company.

(b) Non-Solicitation of Company Personnel. During the Restricted Period and in the Restricted Area, Executive will not, directly or indirectly, for Executive’s own benefit or for the benefit of any other individual or entity: (i) employ or hire any Company Personnel in any capacity (whether as an employee, contractor, consultant or otherwise); (ii) solicit or attempt to solicit for employment or hire any Company Personnel in any capacity; (iii) entice or induce any Company Personnel to leave his or her or their employment or service with the Company; or (iv) otherwise negatively interfere with the Company’s relationship with any Company Personnel. Notwithstanding the foregoing, a general solicitation or advertisement for job opportunities that Executive may publish without targeting any Company Personnel shall not be considered a violation of this Section 5(b).

(c) Non-Solicitation of Business Partners. During the Restricted Period and in the Restricted Area, Executive will not, except as expressly authorized in writing by the Company, directly or indirectly, whether as employee, owner, sole proprietor, partner, shareholder, director, member, consultant, agent, founder, co-venture partner or otherwise, do anything to divert or attempt to divert from the Company any business of any kind, including, without limitation, solicit or interfere with any of the Company’s Business Partners with whom Executive performed direct, substantive services during Executive’s employment or as to whom Executive had access to Confidential Information where Executive’s use or disclosure of Confidential Information could disadvantage the Company. This restriction in this Section 5(c) shall not (i) apply with respect to any Business Partner with whom Executive can demonstrate Executive had a pre-existing relationship prior to Executive’s employment with the Company, nor (ii) directly or indirectly prohibit the acceptance or transaction of business with any of the Company’s Business Partners.

(d) Non-Competition. During the Restricted Period and in the Restricted Area, Executive shall not, except as expressly authorized in writing by the Company, directly or indirectly, become employed by, engage with (as a consultant, advisor or otherwise), invest in or otherwise own or participate in any Competitive Business in any capacity in which the Company’s Confidential Information of which Executive has or gains knowledge or to which Executive has access during Executive’s employment would reasonably be considered useful to the competitor or would enable the other third party to become a competitor of the Company, provided, however, that Executive may own, as a passive investor, publicly-traded securities of any corporation that competes with the business of the Company so long as such securities do not, in the aggregate, constitute more than two percent (2%) of any class of outstanding securities of such corporations.

(e) Non-Disparagement. Executive agrees that Executive shall not, at any time during or after the Term, disparage the Company, any of its products, services or practices, or any of its directors, officers, employees, customers, agents, representatives, or equity holders and their respective Affiliates, either orally or in writing, at any time; provided, that Executive may confer in confidence with Executive’s legal representatives and make truthful statements as required by law or upon the request of any regulatory authority. For avoidance of doubt, this Section 5(e) does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order, including Executive’s right to engage in protected activity under the National Labor Relations Act, government whistleblower programs and whistleblowing statutes or regulations.

(f) Invention Assignment. Executive (i) will promptly disclose all Inventions (as defined below), in full detail, to persons authorized by the Company, and (ii) will not disclose any Invention to anyone other than persons authorized by the Company or by law, without the Company’s express prior written instruction to do so. All Inventions will be deemed “work made for hire” as that term is used in the U.S. Copyright Act and belong solely to the Company from conception. Executive hereby expressly disclaims all interest in all Inventions. To the extent that title to any Invention or any materials comprising or including any Invention is found not be a “work made for hire” as a matter of law, Executive hereby irrevocably assigns to the Company all of Executive’s right, title, and interest to that Invention. At any time during or after the Term that the Company requests, Executive will sign whatever written documents of assignment are necessary to formally evidence Executive’s irrevocable assignment to the Company of any Invention. At all times during or after the Term, Executive will assist the Company in obtaining, perfecting, maintaining and renewing patent, copyright, trademark, and other appropriate protection for any Invention, in the United States and in any other country, at the Company’s expense. In the event that the Company is unable to secure Executive’s signature on any such document, Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf, to sign and file any such document and to do all other lawful acts to further the prosecution, issuance and enforcement of patents, copyrights or other rights or protections with the same force and effect as if Executive had signed such documents. To the extent any copyrights are assigned under this Agreement, Executive hereby irrevocably waives to the extent permitted by applicable law, any and all claims Executive may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” with respect to all Inventions and all intellectual property rights therein.

(i) For purposes of this Agreement, “Inventions” means: (A) contributions and inventions, discoveries, creations, developments, improvements, works of authorship and ideas (whether or not they are patentable or copyrightable) of any kind that are or were, since the date of commencement of Executive’s employment with the Company, conceived, created, developed or reduced to practice by Executive, alone or with others, while employed by the Company that are either: (1) conceived during regular working hours or at Executive’s place of work, whether located at Company, Affiliate or customer facilities, or at Executive’s own facilities; or (2) regardless of whether they are conceived or made during regular working hours or at Executive’s place of work, are directly or indirectly related to the Company’s Business or potential business, result from tasks assigned to Executive by the Company, or are conceived or made with the use of the Company’s resources, facilities or materials; and (B) any and all patents, patent applications, copyrights, trade secrets, trademarks, domain names and other intellectual property rights, worldwide, with respect to any of the foregoing.

(ii) The term “Inventions” specifically excludes any invention that: (i) by applicable law, Executive cannot be required to assign; (ii) Executive has conceived, created or developed prior to commencement of the Term and that is disclosed in writing to the Company within ten (10) days following commencement of the Term; or (iii) Executive developed entirely on Executive’s own time without using any Company equipment, supplies, facilities or trade secret information, unless (A) the invention related at the time of conception or reduction to practice of the invention to (x) the Company’s Business, or (y) the Company’s actual or demonstrably anticipated research or development, or (B) the invention results from any work performed by Executive for the Company.

(iii) Nevertheless, if Executive believes any invention, work of authorship or other matter created by Executive during the Term is not within the definition of Inventions, Executive will disclose it to the Company so that the Company may make an assessment of whether it falls within the definition of Invention within this Agreement.

(g) Publicity. Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of Executive’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the Term, for all legitimate commercial and business purposes of the Company (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to Executive. Executive hereby forever waives and releases the Company and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the Employment Term, arising directly or indirectly from the Company’s and its agents’, representatives’, and licensees’ exercise of their rights in connection with any Permitted Uses.

(h) Tolling Period. Without limiting the Company’s ability to seek other remedies available at law or in equity, if Executive violated any of the provisions of Section 5, the Restricted Period shall be extended by one day with respect to each covenant for each day that Executive is in violation of the provisions of such covenant, so as to give the Company the full benefit of the bargained-for length of forbearance.

(i) Advance Notice. As soon as reasonably practicable following acceptance of any other employment or service relationship during the Restricted Period following Executive’s termination of employment (and in any event at least ten (10) business days prior to commencement of such relationship), Executive shall provide written notice of such relationship to the Company.

(j) Interpretation. In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. For purposes of this Section 5 and the defined terms referenced herein, references to the “Company” shall include the Company and its subsidiaries and controlled Affiliates.

(k) Acknowledgements. Executive acknowledges and agrees that the covenants contained in this Section 5: (i) are necessary to protect the Company’s legitimate interests, including, without limitation, trade secrets, confidential and proprietary information and goodwill, and are no greater than required to protect such interests, (ii) are not unduly harsh or oppressive and do not impose undue hardship on Executive, and (iii) are reasonable, including, without limitation, in duration and scope. Executive recognizes and acknowledge that a breach of the covenants contained in this Section 5 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in this Section 5, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to seek specific performance and injunctive relief (without requirement to post a bond or other security). Executive further acknowledge and agrees that Executive received this Agreement no later than when Executive accepted the Company’s offer of continued employment.

6. Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” shall mean, with respect to any particular Person means (a) any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise, (b) any Person that is an officer, partner, member or trustee of, or serves in a similar capacity with respect to, the specified Person and (c) any member of the immediate family of the specified Person (which shall include parents, children and siblings, both by-blood and in-law).

(b) “Business Partner” means any of the Company’s then-current customers, clients, members, suppliers, or business partners or relations.

(c) “Cause” shall mean any of the following:

(i) Executive’s commission, indictment for or conviction of, or plea of guilty or nolo contendere to a felony or a crime involving dishonesty, fraud or moral turpitude, or Executive engaging in any embezzlement, financial misappropriation or fraud, related to his employment with, or provision of services to, the Company or any subsidiary or Affiliate;

(ii) Executive’s breach of Executive’s obligations to the Company or any of its subsidiaries or Affiliates or pursuant to this Agreement (including, but not limited to, Section 5 hereof or any other restrictive covenant obligation);

(iii) Executive’s misconduct in connection with Executive’s performance of his duties for the Company or any subsidiary or Affiliate, which is harmful to the Company or any subsidiary or Affiliate;

(iv) Executive’s violation of any U.S. federal securities laws, rules or regulations;

(v) Executive’s violation of any Company policy or any other policy or procedure of a subsidiary or Affiliate of the Company;

(vi) Executive’s habitual use of alcohol or drugs that materially impairs ability to perform duties;

(vii) Executive’s gross negligence which is harmful to the Company or any of its subsidiaries or Affiliates;

(viii) Executive’s commission of any act of sexual or other harassment or discrimination; or

(ix) Executive’s failure (other than due to illness or injury) to perform Executive’s duties and responsibilities to the Company or Executive’s refusal to follow the reasonable and lawful directive of the Company related to performance of Executive’s duties, which directive is consistent with normal business practice.

With respect to clauses (ii), (iii), (v), (vii) or (ix), Executive will be given thirty (30) days to cure such event or condition giving rise to such termination for Cause (to the extent the Company deems such event or condition curable).

(d) “Change in Control” be deemed to have occurred if any one of the following events shall occur, in a single transaction or in a series of related transactions:

(i) Any Person becomes the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) of shares of common stock of the Company representing more than 50% of the total number of votes that may be cast for the election of directors of the Company; or

(ii) The consummation of any (a) merger, consolidation, acquisition, reorganization, statutory share exchange or other business combination in which either the Company or any of its subsidiaries is a party, (b) sale or other disposition of all or substantially all of the Company’s assets, in one or a series of related transactions, or (c) a combination of the foregoing transactions (each, a “Transaction”), other than a Transaction (A) involving only the Company and one or more of its now or hereafter existing subsidiaries, (B) immediately following which the shareholders of the Company immediately prior to the Transaction continue to hold a majority of the voting power in the resulting or surviving entity, or (C) following which the Incumbent Directors (as defined below) at the time of the execution of the initial agreement or other action of the Board providing for such Transaction continue to constitute a majority of the directors of the resulting or surviving entity; or

(iii) Within any twelve (12)-month period beginning on or after the Transaction Date, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board (or the board of directors of any successor to the Company); provided that any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Rule 14a-11 promulgated under the Exchange Act or any successor provision; or

(iv) The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(v) Any other transaction or event that the Board determines is a Change in Control in its sole discretion.

Notwithstanding the foregoing, no event or condition shall constitute a Change in Control to the extent that, if it were, a penalty tax would be imposed under Section 409A of the Code; provided that, in such a case, the event or condition shall continue to constitute a Change in Control to the maximum extent possible (e.g., if applicable, in respect of vesting without an acceleration of distribution) without causing the imposition of such penalty tax.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

(f) “Company Personnel” shall mean means any individual or entity that is or was at any time during the six (6)-month period prior to Executive’s termination of employment, employed or engaged (whether as an employee, consultant, independent contractor or in any other capacity) by the Company or any of its subsidiaries or Affiliates.

(g) “Competitive Business” means any business or organization (whether or not for profit) that is engaged in the same or similar business(es) in which the Company is or was engaged during Executive’s employment with the Company, including any business in which the Company has taken steps to engage in based on discussions or actions taken by or among senior management or the Board.

(h) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(i) “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent:

(i) a material diminution of Executive’s authorities, duties, responsibilities;

(ii) a material reduction in Base Salary unless a similar reduction applies to all similarly-situated executives of the Company;

(iii) a material breach of this Agreement by the Company; or

(iv) the relocation of Executive’s principal office location to a location that is more than fifty (50) miles from the location on the Transaction Date.

Notwithstanding the foregoing, Executive’s employment shall not be terminated with Good Reason unless (w) Executive provides written notice to the Company of the event or condition alleged to constitute Good Reason within thirty (30) days after Executive first becomes aware that such event or condition has occurred or arisen, (x) such notice details the basis of such termination, (y) the Company reasonably fails to cure such event or condition within thirty (30) days after receipt of such notice, and (z) if the Company fails to reasonably cure such event or condition within such thirty (30) day period, Executive actually terminates his or her employment within thirty (30) days following the expiration of such thirty (30) day cure period.

(j) “Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a governmental entity.

(k) “Restricted Period” shall mean the period of Executive’s employment and twelve (12) months following the termination of Executive’s employment for any reason.

(l) “Restricted Area” means anywhere in the world where Executive’s use or disclosure of Confidential Information could disadvantage the Company.

7. Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any of its subsidiaries or Affiliates or to any successor to all or substantially all of the business or the assets of the Company or any subsidiary or Affiliate thereof (by merger or otherwise), provided that such successor expressly agrees to perform each and all obligations of the Company set forth herein. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective permitted successors and assigns. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and any applicable employee benefit plan, program, or arrangement, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

8. Parachute Payments.

(a) Notwithstanding any other provisions of this Agreement or any other agreement between the Parties, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 4 above, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) or would not be deductible by the Company or any of its subsidiaries or Affiliates pursuant to Section 280G of the Code (the “Deduction Loss”), then the Total Payments shall be reduced (in the order provided in Section 8(b) below) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments and the Deduction Loss, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments). Executive shall execute any waiver or other documentation and take all other actions requested by the Company to acknowledge the reduction pursuant to this Section 8(a).

(b) The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A of the Code (“Section 409A”), (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A, and (iv) reduction of any payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of subclauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

(c) The Company will make all determinations regarding the application of this Section 8, which determinations shall be final, binding and conclusive the Company, Executive, and all other interested Persons.

In the event it is later determined that to implement the objective and intent of this Section 8, (i) a greater reduction in the Total Payments should have been made, the excess amount shall be returned promptly by Executive to the Company or (ii) a lesser reduction in the Total Payments should have been made, the excess amount shall be paid or provided promptly by the Company to Executive, except to the extent the Company reasonably determines would result in imposition of a penalty tax under Section 409A.

9. Miscellaneous Provisions.

(a) Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Nevada without reference to the principles of conflicts of law of the State of Nevada or any other jurisdiction that would result in application of the laws of a jurisdiction other than the State of Nevada, and where applicable, the laws of the United States.

(b) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c) Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and sent by email or certified or registered mail, postage prepaid, as follows:

(i) If to the Company, to:

USBC, Inc.

619 Western Avenue, Suite 610

Seattle, WA 98104

ATTN: Chief Executive Officer and Chief Financial Officer

Or to such other address for the Company as is set forth in the most recent publicly filing of the Company.

With a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

1251 6th Ave 17th Floor

New York, New York 10020

Telephone: 212.204.8697

Attention: Daniel Forman; Annie Nazarian Davydov

Email: dforman@lowenstein.com; anazarian@lowenstein.com

(ii) If to Executive, to the last address that the Company has in its personnel records for Executive;

or

(iii) At any other address as any Party shall have specified by notice in writing to the other Party.

(d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.

(e) Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral; provided that nothing in this Agreement shall supersede, modify or otherwise affect any restrictive covenant, invention assignment or confidentiality obligations imposed under any Company policy or any other agreement between Executive and the Company or any of its Affiliates, and in the event of any conflict between any such restrictive covenant, invention assignment or confidentiality obligation and this Agreement, the provisions which are broadest (including, without limitation, with respect to scope and duration), or otherwise most favorable to the Company, shall control. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of Company. By an instrument in writing similarly executed, Executive or a duly authorized representative of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g) Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections, or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any”, “all”, “each”, or “every” means “any and all”, and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein”, “hereof”, “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Persons referred to may require. All determinations, interpretations, exercises of authority, or similar rights or actions by the Board or the Company hereunder shall be made by the Board or the Company, as applicable, in its sole and absolute discretion.

(h) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(i) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(j) Whistleblower Protections and Defend Trade Secrets Act Disclosure. Notwithstanding anything to the contrary contained herein, (i) nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies), and (ii) this Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with Executive’s protected rights under federal, state or local law to, without notice to the Company: (A) communicate or file a charge with or provide information to a government regulator, such as, by way of example and not limitation, the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self-regulatory organization; (B) participate in an investigation or proceeding conducted by a government regulator; (C) receive an award paid by a government regulator for providing information; or (D) otherwise engage in activity protected by applicable whistleblower laws. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(k) Recoupment of Erroneously Awarded Compensation. In accordance with the Nasdaq Stock Exchange and New York Stock Exchange listing standards and the requirements thereunder, the Company has adopted a clawback policy (the “Clawback Policy”). Executive acknowledges and agrees that as set forth in such Clawback Policy: (i) Executive shall be bound by and abide by the terms of the Clawback Policy as it currently exists, if any; (ii) if no Clawback Policy in currently in place, one may be adopted in the future and the Executive shall be bound by and abide by such terms of the Clawback Policy as adopted, (iii) the Clawback Policy may be amended or restated from time to time, and Executive shall be bound by and abide by the terms of the Clawback Policy as it may change over time; (iv) Executive shall cooperate and shall promptly return any incentive-based compensation that the Company determines is subject to recoupment under the Clawback Policy; and (v) any incentive-based or other compensation paid to Executive under any agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required by such law, government regulation or stock exchange listing requirement. The Board will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

(l) Section 409A.

(i) General. The intent of the Parties is that the payments and benefits under this Agreement or any other arrangement between the Parties comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A. If the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A, the Company may (but is not obligated to), take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A.

(ii) Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).

(iii) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service with the Company or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv) Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31st of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request in accordance with applicable Company policies as in effect from time to time (if any), the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v) Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.

(vi) Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release: (A) if Executive fails to execute the Release on or prior to the Release Expiration Date or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release; and (B) in any case where Executive’s Date of Termination and the Release Expiration Date (and any applicable revocation period) plus the first regularly scheduled payroll date thereafter fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes hereof, “Release Expiration Date” shall mean the date that is at least twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is at least forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 9(n)(vi), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired).

10. Prior Employment.

Executive represents and warrants that Executive’s acceptance of continued employment with the Company has not breached, and the continued performance of Executive’s duties hereunder will not breach, any duty owed by Executive to any prior employer or other Person. Executive further represents and warrants to the Company that (a) the continued performance of Executive’s obligations hereunder will not violate any agreement between Executive and any other Person; (b) Executive is not bound by the terms of any agreement with any previous employer or other Person to refrain from competing, directly or indirectly, with the business of such previous employer or other Person that would be violated by Executive entering into this Agreement or providing continued services to the Company pursuant to the terms of this Agreement; and (c) Executive’s continued performance of Executive’s duties under this Agreement will not require Executive to, and Executive shall not, rely on in the continued performance of Executive’s duties or disclose to the Company or any other Person or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer of Executive.

11. Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the 6th day of August, 2025.

USBC, INC.

By: /s/ Gregory Kidd
Name: Gregory Kidd Title: Chief Executive Officer

EXECUTIVE

/s/ Kirk Chapman
Kirk Chapman

[Signature Page to Employment Agreement]